Exhibit 10.3

2004 Form
1999 AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
STOCK INCENTIVE PLAN
FORM OF
NON QUALIFIED STOCK OPTION AGREEMENT
THIS AGREEMENT (the “Agreement”), is made effective as of {INSERT DATE}, 2004 (hereinafter called the “Date of Grant”) between American Axle & Manufacturing Holdings, Inc., a Delaware corporation (hereinafter called the “Company”), and {INSERT NAME} hereinafter called the “Participant”):
R E C I T A L S:
          WHEREAS, the Company has adopted the 1999 American Axle & Manufacturing of Michigan, Inc. Stock Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and
          WHEREAS, the Compensation Committee of the Board of Directors has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of {Insert # of Options Granted} Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the “Option Price”) shall be ${INSERT PRICE} per share, the closing price of AAM stock on the Date of Grant. This one time Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.
          2. Vesting. At any time, the portion of the Option that has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion.”

               (a) Vesting Schedule.
                    (i) Subject to (a)(ii) and (b), the Option shall vest and become exercisable in accordance with following schedule:

Exercisable Shares*
Prior to the first anniversary of the Date of Grant	0%

On or after the first anniversary of the Date of Grant	33%

On or after the second anniversary of the Date of Grant	67%

On or after the third anniversary of the Date of Grant	100%

*	whole shares only; fractional shares, if any, are added to the subsequent anniversary date.
                    (ii) Notwithstanding the foregoing, the Options shall become immediately vested and exercisable (by the Participant or the Participant’s beneficiary as applicable) upon the Participant’s death, Disability, or retirement at or after age 65 under the Company’s Retirement Program for Salaried Employees, Restatement dated January 1, 2001 (the “Program”), or Limited Early Retirement under Section 7.11 of the Program; or upon retirement under the Program upon expiration of any employment agreement between the Company and the Participant; or upon any other retirement under the Program with the advance written approval of the Company’s Chief Executive Officer; or termination of Participant’s employment by the Company because of a reorganization of the Company in which the Participant’s position is eliminated; or in the event of a Change in Control.
               (b) Termination of Employment
               Except as otherwise expressly stated in Section 2(a)(ii), if the Participant’s employment with the Company is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a).
          3. Exercise of Option.
               (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:
                    (i) the tenth anniversary of the Date of Grant;

                    (ii) one year following the date of the Participant’s termination of employment as a result of the Participant’s death, Disability, or retirement at or after age 65 under the Program, or Limited Early Retirement under Section 7.11 of the Program; or retirement under the Program upon expiration of any employment agreement between the Company and the Participant; or any other retirement under the Program with the advance written approval of the Company’s Chief Executive Officer; or termination of Participant’s employment by the Company because of a reorganization of the Company in which the Participant’s position is eliminated; or in the event of a Change in Control (each of the foregoing hereinafter referred to as a “Termination Date”); except that if Participant is a member of the Company’s Board of Directors on any such Termination Date, then one year following the last date of Participant’s service as a member of the Company’s Board of Directors;
                    (iii) ninety days following the date of the Participant’s termination of employment by the Company without Cause; or, except as stated in Section 2(a)(ii), the Participant’s resignation; and
                    (iv) the date of the Participant’s termination of employment by the Company for Cause.
                    For purposes of this Agreement:
                    “Cause” shall mean “cause” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof); or if not defined therein or if there shall be no such agreement, “Cause” shall mean
                    (i) neglect of or willful and continuing refusal to perform one’s duties (other than due to Disability),
                    (ii) a breach of any non-competition/no raid covenants the Participant is subject to,
                    (iii) engaging in conduct which is demonstrably injurious to the Company, the Company’s Subsidiaries or Affiliates, as such terms are used in the Plan (including, without limitation, a breach of any confidentiality covenant the Participant is subject to), or
                    (iv) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, dishonesty or theft, in each case as determined in the sole discretion of the Committee.
                    “Disability” shall mean the inability of a Participant to perform in all material respects his duties and responsibilities to the Company, or any Subsidiary of the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee and a Participant (or his representative) shall furnish the Committee with medical evidence documenting the Participant’s disability or infirmity that is satisfactory to the Committee.
               (b) Method of Exercise.
                    (i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office, or its designee, written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price shall be made (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months, (iii) partly in cash and partly in such Shares or (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased. The Participant shall also be required to pay all withholding taxes relating to the exercise.
                    (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities laws or any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.
                    (iii) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company, upon request by the Participant, shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
                    (iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
          4. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of , or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

          5. Legend on Certificates. The Committee may cause a legend or legends to be put on certificates representing the Shares purchased by exercise of the Option to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws.
          6. Transferability. Except as otherwise provided in the Plan, the Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. Except as otherwise provided in the Plan, during the Participant’s lifetime, the Option is exercisable only by the Participant.
          7. Withholding. A Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.
          8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
          9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          10. Choice of Law. The interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.

          11. Option Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received a copy of the Plan. The Option is subject to the Plan, the terms and provisions of which, as may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
          12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:

Patrick J. Paige
Vice President, Human Resources
Agreed and acknowledged as
of the date first above written:

{Insert Participant Name}